EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-125468) and Form S-3 (File Nos. 333-141055, 333-134616 and 333-128693) of Xenonics Holdings, Inc. of our report dated November 16, 2006, with respect to our audit of the consolidated statements of operations, shareholders’ equity and cash flows of Xenonics Holdings, Inc. and subsidiary for the year ended September 30, 2006, in which the report included an explanatory paragraph in connection with Company’s ability to continue as a going concern, included in the Annual Report in Form 10-KSB for the year ended September 30, 2007.
Eisner LLP
New York, New York
December 17, 2007